STRYKER ANNOUNCES DEFINITIVE OFFER TO ACQUIRE TRAUSON HOLDINGS COMPANY LIMITED
Kalamazoo, Michigan - January 17, 2013 - Stryker Corporation (NYSE:SYK) and Trauson Holdings Company Limited (SEHK:0325.HK) announced today that Stryker will make a voluntary general offer to acquire all the shares of Trauson for HK$7.50 per ordinary share for a total consideration of $764 million in an all cash transaction, representing an enterprise value of approximately $685 million. Trauson's controlling shareholder, Luna Group, has undertaken to accept the offer from Stryker by tendering 61.7% of the Trauson shares towards the offer. Founded in China in 1986 by Chairman Fuqing Qian, Trauson had sales in 2011 approximating $60 million and is the leading trauma manufacturer in China and a major competitor in the spine segment. Stryker and Trauson have maintained a relationship under an OEM agreement for instrumentation sets since 2007. With this acquisition, Stryker will expand its presence in a key emerging market with a product portfolio and pipeline that is targeted at the large and fast growing value segment of the Chinese orthopaedic market.
“The acquisition of Trauson is a critical step toward broadening our presence in China and developing a value segment platform for the emerging markets through a well established brand,” said Kevin A. Lobo, President and Chief Executive Officer. “The acquisition of a leading player in the Chinese trauma and spine market underscores our commitment to strengthening our presence globally. With its research and development expertise, manufacturing capabilities and strength of its distribution network, Trauson is a compelling opportunity for Stryker to drive growth in China and other emerging markets for years to come.”
“I am very proud to have worked with everyone associated with Trauson to build the company from its beginning 27 years ago into the largest orthopaedic products producer in China,” said Chairman Fuqing Qian. “The orthopaedics market in China has great growth potential.  The combined scale, local and global expertise, complementary product offerings and market breadth of Trauson and Stryker will create significant competitive advantages in the increasingly dynamic orthopaedic industry and provide a platform to fully realize the future growth opportunities in China and globally.”
The closing of the transaction is subject to customary conditions. Upon closing, the transaction is expected to be neutral to Stryker's 2013 diluted net earnings per share excluding acquisition and integration-related charges and accretive thereafter. The transaction is expected to close by the end of the second quarter of 2013.
Barclays Capital served as Stryker's exclusive financial advisor and Sullivan & Cromwell served as outside legal counsel for Stryker in connection with this transaction.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies including reconstructive implants, medical and surgical equipment, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system and the 2.3 percent medical device excise tax; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of Trauson Holdings Company Limited; and the Company's ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.